                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS OFFERING MEMORANDUM.

OVERVIEW

    Historically, the Company has derived substantially all of its revenues from its theme restaurants, which revenues have consisted of (i) food and beverage revenues, (ii) merchandise revenues, (iii) royalties and (iv) franchise fees. Food and beverage revenues and merchandise revenues derived from Company-owned units, as well as merchandise revenues from other retail channels, are referred to herein collectively as "Direct Revenues." For fiscal 1997, food and beverage revenues were approximately 61.1% of Direct Revenues and merchandise revenues were approximately 38.9% of Direct Revenues.

    Franchisees are typically required to pay an upfront franchise fee ranging from $1.0 million to $2.0 million, which is recognized when all the Company's pre-opening obligations in respect of the unit are fulfilled and the franchised unit opens. Thereafter, the franchisee is required to pay royalties based on its gross revenues from food, beverage and merchandise sales. These royalties typically range from 5% to 10% of the franchisee's food and beverage revenues and 10% to 15% of the franchisee's merchandise revenues.

    The Company historically has capitalized pre-opening costs for each of its new units and has amortized such costs over the 12-month period following the opening of the unit. Pre-opening costs consist of direct costs related to hiring and training the initial workforce and other direct costs related to opening a new unit, including expenses related to the grand opening. A new accounting standard is currently under consideration by the American Institute of Certified Public Accountants which, if adopted, would require a change in the Company's accounting for pre-opening costs to an expense-as-incurred basis. See "--New Accounting Standards."

    During the initial period following its opening, a new unit typically realizes higher revenues than in subsequent periods of operation, due primarily to the substantial promotional activity during this period, including its celebrity grand opening event. Because of this "honeymoon" period, a unit is included in the "same unit" analysis, which only includes Company-owned units, discussed below only after it has been open for a full fiscal period after the eighteenth month of its operations, at which time its performance for that period can be compared to its performance for the first full period following the sixth month of its operations (the comparable year ago period). In fiscal 1997, only 18 of the 53 Company-owned units were included in the "same unit" analysis.

    The Company believes that its future growth will come from expansion of its theme restaurant operations, including its new Music Concept, as well as capitalizing on its brands through various strategic ventures outside the restaurant industry. New Company-owned PLANET HOLLYWOOD and OFFICIAL ALL STAR CAFE units will be smaller than most existing Company-owned units and correspondingly will have lower development and operating costs than existing units. However, because of their smaller size, new units also are expected to generate lower revenues than have historically been realized by the Company's existing units.

    During fiscal 1997, the Company organized its operations into five separate operational divisions to support the further diversification of its business. The Food & Beverage division is primarily responsible for the development of, and the food and beverage operations associated with, the Company's theme restaurants (other than those theme restaurants associated with the Company's joint venture projects). The Retail & Merchandising division is primarily responsible for the development of, and sales of products and merchandise through, retail stores located within the Company's theme restaurants as well as stand-alone retail stores and other distribution channels. The Theaters & Entertainment division is primarily responsible for the development and oversight of the Company's joint venture with AMC and for the creation and development of other entertainment ventures. The Lodging & Gaming division is responsible for the Company's participation in the Las Vegas Project, the OFFICIAL ALL STAR HOTEL and the PLANET HOLLYWOOD HOTEL, as well as similar ventures that may be pursued in the future. The Consumer Products division is primarily responsible for the licensing of the Company's brands in connection with selected consumer products, such as "PLANET HOLLYWOOD--The Game" and COOL PLANET ice cream. In the future, the Company expects to report its financial results in line with the new divisional structure.

OPERATING RESULTS

    The following table sets forth various components of the Company's operating results expressed as a percentage of total revenues (except where otherwise indicated) for fiscal 1995, 1996 and 1997. The table also sets forth certain relevant operating data for the periods presented.

                                                                                              FISCAL
                                                                                  -------------------------------
                                                                                    1995       1996       1997
                                                                                  ---------  ---------  ---------
INCOME STATEMENT DATA:
Revenues:
  Food and beverage.............................................................       59.5%      59.6%      57.5%
  Merchandise...................................................................       38.4       33.5       36.6
  Royalties.....................................................................        0.6        1.2        2.5
  Franchise fees................................................................        1.5        5.7        3.4
                                                                                  ---------  ---------  ---------
    Total revenues..............................................................      100.0%     100.0%     100.0%
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
Costs and expenses:
  Food and beverage cost of sales (a)...........................................       23.9%      22.6%      22.7%
  Merchandise cost of sales (b).................................................       36.4       34.6       36.1
  Operating expenses(c).........................................................       44.1       45.2       46.6
  General and administrative expenses...........................................        7.4        5.5       10.4
  Depreciation and amortization.................................................        8.2        7.3        8.2
  Equity in earnings of unconsolidated affiliates...............................       (0.3)      (1.2)      (1.5)
Total costs and expenses........................................................       87.0       79.8       99.0
Income from operations..........................................................       13.0       20.2        1.0
Interest income (expense), net..................................................       (4.1)      (0.8)       0.3
Minority interests..............................................................        1.4        0.3     --
Provision for income taxes......................................................        0.3        7.4        1.0
Net income......................................................................        7.7       10.1        1.7
OPERATING DATA:
Food and beverage sales (c).....................................................       60.7%      64.0%      61.1%
Merchandise sales (c)...........................................................       39.3       36.0       38.9
                                                                                  ---------  ---------  ---------
    Total Direct Revenues.......................................................      100.0%     100.0%     100.0%
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
Units in operation at fiscal year end:
  Company-owned units...........................................................         23         37         53
  Franchised units..............................................................          6         21         34
                                                                                  ---------  ---------  ---------
    Total.......................................................................         29         58         87
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

------------------------
(a) As a percentage of food and beverage revenues.

(b) As a percentage of merchandise revenues.

(c) As a percentage of Direct Revenues.

FISCAL 1997 COMPARED TO FISCAL 1996

    In fiscal 1997, "same unit" revenues of Company-owned units declined 11% compared to fiscal 1996. In addition, the Company recorded a charge in the 1997 fourth quarter of $71.2 million ($44.5 million after tax), $3.0 million of which represented a cash charge. The principal components of this charge were (i) $48.7 million related to a writedown of long-lived assets, associated with underperforming domestic and foreign Company-owned restaurant units, (ii) $19.0 million related to the write-off of certain franchise and other receivables as well as the abandonment of certain marketing initiatives and (iii) $3.0 million related to the write-off of obsolete merchandise inventories. In response to these lower than expected results, and as discussed above under "Summary--Recent Developments," the Company has begun to undertake various measures to improve its performance.

    REVENUES. Total revenues increased 27.2% from $373.4 million in fiscal 1996 to $475.1 million in fiscal 1997. The increase in revenues is due primarily to the Company's continued expansion through the development of new themed restaurants, franchising activities and the expansion of its retail distribution system, including direct merchandise sales.

    Direct Revenues increased 28.8% from $347.4 million in fiscal 1996 to $447.3 million in fiscal 1997, due primarily to the opening of 16 new Company-owned units in fiscal 1997 ($42.1 million of the increase) and the inclusion in fiscal 1997 results of a full year of operations of 14 Company-owned units that were opened in fiscal 1996 ($47.6 million of the increase). Increased sales of merchandise to specialty retailers and through other retail distribution channels also contributed to higher Direct Revenues in fiscal 1997. Fiscal 1997 Direct Revenues were adversely impacted by the 11% decline in "same unit" revenues. The decline in "same unit" revenues was due to a decline in customer traffic that was attributable principally to (i) increased competition in the theme-dining sector and (ii) a diversion of management's focus from existing unit operations to new unit openings and strategic initiatives. Competition in major tourist markets increased significantly in fiscal 1997. Four PLANET HOLLYWOOD units accounted for 46% of the dollar amount of the decline in "same unit" revenues, while contributing only 27% of "same unit" revenues as a whole. In addition, fiscal 1997 "same unit" revenues at certain of the Company's units were adversely impacted by the particularly strong revenues realized by these units in fiscal 1996 due to increased customer traffic generated by the Summer Olympics. In the near term, the Company anticipates further declines in "same unit" revenues, primarily as a result of decreased customer traffic due to increased competition.

    As a percentage of Direct Revenues, merchandise sales increased from 36.0% in fiscal 1996 to 38.9% in fiscal 1997. The increase in merchandise sales as a percentage of Direct Revenues was primarily due to the introduction of new product lines, sales to specialty retailers and promotional sales. To increase the exposure of its brands to consumers worldwide, the Company markets its branded products in innovative ways, including the sale of merchandise to specialty retailers having a worldwide distribution and marketing presence.

    Franchise fees were $21.4 million in fiscal 1996 and $16.1 million in fiscal 1997. In fiscal 1996, a total of 16 franchised units were opened, compared to 13 in fiscal 1997. Royalties and other revenues increased from $4.5 million in fiscal 1996 to $11.7 million in fiscal 1997, due primarily to growth in the number of franchised units and the licensing of the Company's brands.

    COSTS AND EXPENSES. Food and beverage costs as a percentage of food and beverage revenues increased slightly from 22.6% in fiscal 1996 to 22.7% in fiscal 1997. In fiscal 1997, merchandise costs as a percentage of merchandise revenues increased to 36.1% from 34.6% in fiscal 1996 due to a write-off of certain discontinued inventories (including inventories affected by a redesign of the Company's OFFICIAL ALL STAR CAFE logo), which resulted in a $3.0 million charge. Operating expenses, which consist primarily of occupancy, labor and other direct unit operating costs, increased from 45.2% of Direct Revenues in fiscal 1996 to 46.6% of Direct Revenues in fiscal 1997. Occupancy costs increased as a percentage of Direct Revenues in fiscal 1997 because revenues at many of the Company's units were below the minimum rent thresholds in the applicable leases. In fiscal 1997, labor costs increased as a percentage of Direct Revenues because salaried labor costs remained relatively constant as the Company opened smaller units in new markets. The increase in operating expenses as a percentage of Direct Revenues was also a result of the decline in "same unit" sales.

    General and administrative expenses increased to $49.3 million in fiscal 1997 from $20.4 million in fiscal 1996. Approximately $19.0 million of the $28.9 million increase was attributable to the fourth quarter charge, consisting primarily of write-offs of certain franchise and other receivables as a result of the change in the Company's business strategy and financial uncertainties facing certain franchisees in Eastern Europe and Asia. The remainder of the increase was due principally to the expansion of the Company's corporate infrastructure, including increased employee headcounts.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased from 7.3% of total revenues in fiscal 1996 to 8.2% of total revenues in fiscal 1997 due to increased depreciation on units constructed in 1996 and 1997 and a full year's amortization of goodwill on the units acquired by the Company in fiscal 1996.

    IMPAIRMENT OF LONG-LIVED ASSETS. As a result of operating losses incurred and projected to continue at certain restaurant units, the Company recorded a noncash impairment charge of $48.7 in fiscal 1997 related to the writedown of long-lived assets associated with certain underperforming units. The Company considers continued and projected operating losses or significant and long-term change in market conditions to be its primary indicators of potential impairment. An impairment was recognized as the future projected undiscounted cash flows for these units were estimated to be insufficient to recover the related carrying value of the long-lived assets relating to the units. As a result, the carrying values of these assets were written down to their estimated fair values based on the projected discounted cash flows. No such charges were required in fiscal 1996.

    INTEREST INCOME (EXPENSE), NET. Net interest expense was $2.9 million in fiscal 1996 compared to net interest income of $1.3 million in fiscal 1997. Proceeds from the Company's initial public offering in April of 1996 were utilized to extinguish Company debt and interest was earned on the investment of remaining funds.

    EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES. Equity in earnings of unconsolidated affiliates increased from $4.3 million in fiscal 1996 to $6.9 million in fiscal 1997, primarily due to additional franchise openings by ECE and PH Asia in 1997 and earnings from the Company's investment in the Hotel Pennsylvania.

    OTHER. Minority interests decreased from $1.0 million in fiscal 1996 to zero in fiscal 1997 due to the acquisition by the Company of all minority interests during fiscal 1996.

    PROVISION FOR INCOME TAXES. The provision for income taxes was $27.6 million or 36.5% of pretaxable income in fiscal 1996 compared to $5.0 million or 37.5% in fiscal 1997. The increase in the Company's effective tax rate is primarily due to an increase in the percentage of total earnings from domestic units in fiscal 1997.

    EXTRAORDINARY ITEM, NET. In fiscal 1996, the Company incurred an extraordinary charge of $10.4 million, net of $5.9 million in taxes, as a result of the early extinguishment of long-term notes payable.

    SEASONALITY AND QUARTERLY COMPARISONS. The Company's revenues have been seasonal, due to the greater number of tourists who patronize the Company's units during the summer and year-end holiday season. Although units in certain locations are affected by different seasonal influences, the Company has historically experienced its strongest operating results from June through August. Moreover, as a result of the substantial revenues associated with each new Company-owned unit and the recognition of franchise fees, the timing of new unit openings may result in significant fluctuations in quarterly results. Additionally, in 1997 the Company realized substantial revenues through its retail distribution system. Quarterly results may fluctuate significantly in association with the timing of these transactions.

FISCAL 1996 COMPARED TO FISCAL 1995

    REVENUES. Total revenues increased 38.0% from $270.6 million in fiscal 1995 to $373.4 million in fiscal 1996.

    Direct Revenues increased 31.1% from $265.0 million in fiscal 1995 to $347.4 million in fiscal 1996, due primarily to the opening of 14 new Company-owned units in fiscal 1996 ($43.3 million of the increase) and the inclusion of a full year of operations of the nine Company-owned PLANET HOLLYWOOD units opened in fiscal 1995 ($49.2 million of the increase). Direct Revenues on a "same unit" basis decreased 2.0% from $200.6 million in fiscal 1995 to $196.6 million in fiscal 1996. As a percentage of Direct Revenues, merchandise sales decreased from 39.3% in fiscal 1995 to 36.0% in fiscal 1996. The decrease in merchandise mix is mostly due to the timing of new unit openings and development of new concepts which typically have a lower merchandise mix in their development stage.

    Franchise fees were $4.0 million in fiscal 1995 and $21.4 million in fiscal 1996 due to the opening of 16 franchises during 1996. Royalties increased 190.7% from $1.6 million in fiscal 1995 to $4.5 million in fiscal 1996, due primarily to the growth in the number of franchised units.

    COSTS AND EXPENSES. Food and beverage costs decreased from 23.9% of food and beverage revenues in fiscal 1995 to 22.6% in fiscal 1996 as a result of improved buying power and efficiencies from the greater unit base, allowing for favorable negotiations with suppliers. Merchandise costs decreased from 36.4% of merchandise revenues in fiscal 1995 to 34.6% in fiscal 1996 primarily as a result of improved buying power and favorable negotiation with suppliers. Operating expenses, which consist primarily of labor, occupancy and other direct unit operating costs, increased from 44.1% of Direct Revenues in fiscal 1995 to 45.2% in fiscal 1996, due primarily to opening of Company-owned units in Europe, which generally have higher operating costs.

    General and administrative expenses increased slightly from $20.1 million in fiscal 1995 to $20.4 million in fiscal 1996, as the Company continued to develop its infrastructure. However, these expenses were offset by reduced legal costs and cost savings generated from the sale of a Company-owned aircraft to an unaffiliated third party. As a percent of total revenues, general and administrative expenses decreased from 7.4% in fiscal 1995 to 5.5% in fiscal 1996 due to the greater number of Company-owned units contributing to total revenues. Depreciation and amortization increased 23.1% from $22.2 million in fiscal 1995 to $27.3 million in fiscal 1996, due primarily to the larger number of units in operation in 1996. Equity in income of unconsolidated affiliates increased from $0.8 million in fiscal year 1995 to $4.3 million in fiscal year 1996, attributable to various unit openings by the Company's minority investments in ECE and PH Asia.

    INTEREST INCOME (EXPENSE), NET. Net interest expense decreased 74.4% from $11.2 million in fiscal 1995 to $2.9 million in fiscal 1996 as a result of repayment of debt with the proceeds from the Company's initial public offering.

    OTHER. Minority interests decreased from $3.7 million in fiscal 1995 to $1.0 million in fiscal 1996, due to the acquisition by the Company of all minority interests during fiscal 1996. In fiscal 1995, the Company realized a $0.6 million gain on the sale of a portion of its interest in the entity that owns the Washington, D.C. PLANET HOLLYWOOD unit.

    PROVISION FOR INCOME TAXES. The provision for income taxes was $27.6 million for fiscal year 1996. In fiscal 1995, the Company recorded a provision for income taxes of $0.9 million.

    The Company incurred an extraordinary charge during fiscal 1996 of $10.4 million, net of $5.9 million in taxes, as a result of the early retirement of long-term notes payable.

LIQUIDITY AND CAPITAL RESOURCES

    The following table presents a summary of the Company's cash flows for fiscal 1995, 1996 and 1997 (dollars in thousands):

                                                                          FISCAL
                                                             ---------------------------------
                                                                1995       1996        1997
                                                             ----------  ---------  ----------
Net cash provided by operating activities..................  $   33,370  $  48,830  $   35,766
Net cash used in investing activities......................     (75,599)   (73,870)   (156,445)
Net cash provided by financing activities..................      52,128     59,948      81,153
Net effect of exchange rates on cash.......................      --         --          (1,216)
Net increase (decrease) in cash and cash equivalents.......  $    9,899  $  34,908  ($  40,742)

    In its operations, the Company does not have significant receivables and receives trade credit based upon negotiated terms in purchasing food products and other supplies. The Company does have accounts receivable arising out of franchise fees and royalties which will vary depending on the number of franchises in operation and the number of franchises granted in a given year. The Company's business has not required significant working capital to meet its operating requirements. The Company requires capital primarily for the development and operation of Company-owned units and has historically financed these activities from development loans and capital contributions by its stockholders, cash generated from operations and fees received in connection with the sale of franchises. In addition, in August 1995 the Company received net proceeds of $57.2 million from the private placement of $60.0 million principal amount of senior subordinated notes and common stock purchase warrants. In April 1996, the Company received proceeds of $196.6 million from the initial public offering of its common stock, which were used in part to retire the senior subordinated notes. In fiscal 1997, the Company utilized borrowings against its credit facility and funds received from a private sale of its common stock to help finance development activity.

    Net cash provided by financing activities in fiscal 1995, 1996 and 1997 was $52.1 million, $59.9 million and $81.2 million, respectively. In fiscal 1995, the primary sources of financing were the sale of the senior subordinated notes and warrants and development loans from stockholders. In fiscal 1996, the primary source of financing was the initial public offering of the Company's common stock. In fiscal 1997, the primary sources of financing were borrowings on the Company's credit facility and proceeds from a private sale of its common stock.

    Net cash provided by operating activities in fiscal 1995, 1996 and 1997 was $33.4 million, $48.8 million and $35.8 million, respectively. The increase in cash provided by operating activities from fiscal 1995 to fiscal 1996 primarily due was the increased profitability of the Company. The decrease in cash provided by operating activities from fiscal 1996 to fiscal 1997 was due primarily to the utilization of cash in fiscal 1997 for inventory and operating expenses. Expenditures for pre-opening expenses, which are capitalized and amortized over a 12-month period following the opening of a unit, were $15.5 million, $13.9 million and $18.8 million for fiscal 1995, 1996 and 1997, respectively, and averaged $1.3 million per unit during the three-year period.

    Net cash used in investing activities in fiscal 1995, 1996 and 1997 was $75.6 million, $73.9 million and $156.4 million, respectively. The increase in net cash used in investing activities from fiscal 1996 to fiscal 1997 was primarily the result of the increased development and construction of new units and the construction of the Company's corporate headquarters. Capital expenditures for fiscal 1995, 1996 and 1997 were $80.3 million, $81.7 million and $124.5 million, respectively.

    Of the $196.6 million net proceeds from the initial public offering of the Company's common stock in fiscal 1996, the Company used approximately $130.8 million to prepay indebtedness consisting of approximately $70.8 million of notes payable to stockholders and $60.0 million of senior subordinated notes held by institutional investors. The remaining proceeds were used for general corporate purposes, including the development and construction of new units.

    In September 1997, the Company replaced its existing $50 million credit facility with a $155 million multi-currency, long-term credit agreement (the "Credit Agreement") with a consortium of lenders for which SunTrust Bank, Central Florida, N.A., acted as agent. The Credit Agreement provides for a $100 million revolving credit facility, a $20 million long-term loan facility and a $35 million LIBOR-based leveraged lease facility. The Credit Agreement carries an annual facility fee on the total revolving credit portion and a commitment fee on the unused amount of the revolving credit portion. Interest rates are variable, with either prime or LIBOR indexes. At year end, the Company's weighted average borrowing rate under the Credit Agreement was 6.96%. The revolving credit facility matures in September 2000, the term loan facility matures in 1999 and the LIBOR-based leveraged lease facility has a base lease term of three years that can be extended up to 21 years. During 1997, the Company borrowed an aggregate of $42.0 million under the revolving credit facility. The Credit Agreement also provides for the issuance of up to $10.0 million of letters of credit. At year end, the Company had outstanding letters of credit totaling $5.8 million. See "Description of Credit Agreement."

    Under the terms of the Credit Agreement, the Company is required to meet certain minimum quarterly net worth, interest coverage and various other financial ratios. At December 28, 1997, the Company was in violation of one of the financial covenants. In March 1998, the lenders modified the covenant and waived the violation retroactively to December 28, 1997. In addition, the lenders have agreed to amend various provisions of the Credit Agreement at or prior to the consummation of the sale of the Notes. See "Description of Credit Agreement."

    The Company anticipates total capital expenditures to approximate $200.0 million in fiscal 1998. Expenditures related to the opening of theme restaurants are estimated to be $86.4 million. The Company's new strategic ventures are estimated to require $88.3 million, including $30.0 million for the PLANET MOVIES BY AMC venture, $41.3 million for the Las Vegas Project, $10.0 million for the OFFICIAL ALL STAR HOTEL, $3.0 million for the PLANET HOLLYWOOD HOTEL and $4.1 million for COOL PLANET shops. The remaining $25.3 million is expected to be utilized for restaurant refurbishments, purchases of memorabilia and expenditures related to the new corporate headquarters and computer system upgrades. Actual capital expenditures in 1998 could differ materially from this projection if the number of unit openings varies, if any strategic venture is delayed or if the Company accelerates or postpones certain other capital expenditures.

    The Company expects that cash generated from operations, together with proceeds from the sale of the Notes in excess of the amount used to retire indebtedness and available borrowings under the Company's Credit Agreement, will be sufficient to meet its cash requirements for at least the next 18 months.

    NEW ACCOUNTING STANDARDS. In February 1997, the Financial Accounting Standards Board (FASB) adopted Statement of Financial Accounting Standards
(SFAS) no. 128, "Earnings Per Share," which caused the Company to change in fiscal 1997 statements the way that it calculates and displays per share information. Under the new rules, the Company displays "basic" earnings per share, which is net income divided by weighted average shares outstanding during the period. Also displayed is "diluted" earnings per share, which considers the impact of common stock equivalents. Based on the Company's capital structure, its common stock equivalents are employee and director stock options and restricted stock. The difference between basic and diluted earnings per share is not significant for the Company, nor is the difference between per share earnings computed under the new and previous methods. Earnings per share presented for prior periods has been restated to the new method.

    In June 1997, the FASB adopted two standards, SFAS Nos. 130 and 131, "Reporting Comprehensive Income" and "Disclosures about Segments of an Enterprise and Related Information." Both of these new standards relate to the display of financial information rather than impacting the computation of net income or earnings per share, and both will be effective for the Company beginning with its 1998 annual financial statements. SFAS 130 requires that companies display "comprehensive income," which in addition to the current definition of net income, includes certain amounts currently recorded directly in equity. For the Company, the only such item is foreign currency translation adjustments. The new standard will be adopted by adding a column, which will show comprehensive income to the statement of changes in shareholders' equity.

    SFAS 131 mandates the management approach to identifying business segments. Under the management approach, segments are defined as the organizational units that have been established for internal performance evaluation purposes. For the Company, this will mean segmenting the Company's current operations into five segments: Food & Beverage, Retail, Consumer Products, Lodging and Gaming, and Theaters and Entertainment.

    The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants has issued a proposed Statement of Position (SOP) entitled "Reporting on the Cost of Start-Up Activities." The Company currently capitalizes costs relating to opening of units and amortizes such costs over the twelve months following the opening date of the unit. The proposed SOP, if adopted in it's current form, would require the Company to expense all such preopening costs as incurred. If issued, the proposed SOP would be effective for fiscal 1999 and all costs capitalized at the date the SOP is adopted would be charged to income as a cumulative effect of a change in accounting principle.

    YEAR 2000 COMPLIANCE. The Company has studied the issue of year 2000 compliance and its potential effects on the Company's operations. Based on its assessment, the Company expects to upgrade its critical computer systems to make them year 2000 compliant by the end of fiscal 1998 without material expenditures. Year 2000 compliance is not expected to have a material adverse effect on the Company's operations. See "Risk Factors--Year 2000 Compliance."

    IMPACT OF INFLATION. Inflation as measured by consumer price indices has continued at a low level in most of the countries in which the Company operates. A portion of the Company's sales comes from its international operations (See
Note 12 to the Consolidated Financial Statements). Although these operations are geographically dispersed, which partially mitigates the risks associated with operating in particular countries, the Company is subject to the usual risks associated with international operations. These risks include local political and economic environments and relations between foreign and U.S. governments.

    CURRENCY EXCHANGE RISK. The Company's international operations expose it to fluctuations in exchange rates when translating foreign currency to U.S. dollars for financial reporting purposes. The Company is not able to project the effect of future exchange rate fluctuations on its operating results. Currency fluctuations did not have a material effect on the Company's results in fiscal 1997.